Exhibit 99.1

Media Contact: Marissa Travaline (609) 561-9000 ext. 4227 mtravaline@sjindustries.com Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Appoints Kevin M. O’Dowd, Co-President/CEO of Cooper University Health Care, to Board of Directors

FOLSOM, NJ, February 14, 2020 – SJI (NYSE: SJI) has appointed Kevin M. O’Dowd, Co-President/CEO of Cooper University Health Care, to its Board of Directors. O’Dowd was elected to the Board on Friday, February 14, 2020.

O’Dowd has been the Co-President/CEO of Cooper University Health Care since 2018 and is responsible for the strategic direction and day-to-day operation for the health system. Previously, he served the organization as Senior Executive Vice President and Chief Administrative Officer, overseeing business and organizational development. Prior to joining Cooper, O’Dowd held a number of high profile, state and federal government legal positions, including serving as a federal prosecutor in the U.S. Attorney’s Office for the District of New Jersey and Deputy Attorney General in the New Jersey Attorney General’s Office.

“We are proud to have Kevin join our diverse and experienced Board of Directors”, said Mike Renna, President and CEO of SJI. “His wealth of legal, regulatory and strategic experience will be beneficial as we work to advance SJI, while maintaining a focus on high-quality, regulated earnings growth.”

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 681,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

###